Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Fourth Quarter and Annual Earnings for 2018; Announces Annual Meeting Date

EMLENTON, Pa., February 1, 2019 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $4.1 million, or $1.72 per diluted common share, for the year ended December 31, 2018, a decrease of $157,000, or 3.7%, from $4.3 million, or $1.93 per diluted common share, reported for 2017.  The decrease in net income was the direct result of $3.6 million in costs recognized in connection with the acquisition of Community First Bancorp, Inc. (Community First) which was completed on October 1, 2018.  The decrease in earnings per common share was due to the decrease in net income available to common shareholders and additional common shares issued in connection with the acquisition.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the core operating results, considerable balance sheet growth and successful acquisition of Community First in 2018.   The acquisition of Community First created a combined bank with approximately $900 million in total assets offering services through 20 locations, strengthened our market position in Clarion and Jefferson counties and built a stronger franchise in the Western Pennsylvania region. Although the acquisition resulted in substantial non-recurring costs and a decrease in net income for 2018, we view these costs as an investment and believe this combination has positioned us for significant future earnings growth. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders.”

2018 OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $157,000, or 3.7%, to $4.1 million, or $1.72 per diluted common share, for the year ended December 31, 2018, compared to net income of $4.3 million, or $1.93 per diluted common share, for 2017.  The decrease resulted from a $814,000 decrease in noninterest income and increases in the provision for loan losses, noninterest expense and preferred stock dividends of $377,000, $4.0 million and $91,000, respectively, partially offset by a $3.7 million increase in net interest income and a $1.5 million decrease in the provision for income taxes.

Net interest income increased $3.7 million, or 16.8%, to $25.6 million for the year ended December 31, 2018 from $21.9 million for 2017. The increase in net interest income resulted from an increase in interest income of $4.6 million, or 17.3%, as the Corporation experienced a $66.6 million increase in the average balance of loans outstanding. Partially offsetting the increase in interest income, interest expense increased $893,000, or 19.9%, as the Corporation's average balance of interest-bearing deposits increased $66.7 million, partially offset by a $16.3 million decrease in the average balance of borrowed funds. The increases in the Corporation's loans and interest-bearing deposit balances resulted from strong production across the Bank's franchise, the third quarter 2017 acquisition of Northern Hancock Bank and Trust Co. (NHBT) and the fourth quarter 2018 acquisition of Community First.

The provision for loan losses increased $377,000, or 41.8%, to $1.3 million for the year ended December 31, 2018 from $903,000 in 2017 due to general increases in the Corporation's loan portfolio.

Noninterest income decreased $814,000, or 16.2%, to $4.2 million for the year ended December 31, 2018 from $5.0 million in 2017. During 2017, the Corporation recorded a $1.3 million bargain purchase gain related to the acquisition of NHBT.  During the same period, the Corporation recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company.  Partially offsetting the impairment charge, the Corporation realized securities gains of $346,000 during 2017, compared to $433,000 during 2018.  Fee and service charges increased $282,000 as overdraft charges for the year ended December 31, 2018 outpaced the prior year.

Noninterest expense increased $4.0 million, or 20.5%, to $23.7 million for the year ended December 31, 2018 from $19.6 million in 2017.  The increase primarily related to increases in acquisition costs, compensation and benefits expense, occupancy and equipment expense and professional fees of $2.5 million, $1.1 million, $190,000 and $128,000, respectively. Acquisition costs incurred during 2018 related to the acquisition of Community First and totaled $3.6 million, compared to acquisition costs of $1.1 million incurred during 2017 related to the acquisition of NHBT. The increase in compensation and benefits expense related to costs associated with the operation of the new full-service banking offices which were acquired from NHBT and Community First, increased health insurance costs and normal salary and benefit increases.

The provision for income taxes decreased $1.5 million, or 70.1%, to $633,000 for the year ended December 31, 2018 from $2.1 million in 2017 as a result of the decrease in net income before provision for income taxes and the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA) which decreased the 2018 corporate tax rate to a flat 21% from a maximum of 35%.  During 2017, the Corporation reduced the value of its deferred tax assets by $827,000 and recorded an additional income tax expense as a result of the TCJA.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $389,000, or 67.7%, to $185,000, or $0.07 per common share, for the three months ended December 31, 2018, compared to $574,000, or $0.25 per common share, for the same period in 2017. The decrease resulted from increases in the provision for loan losses, noninterest expense and preferred stock dividends of $30,000, $3.2 million and $91,000, respectively, partially offset by increases in net interest income and noninterest income of $1.5 million and $176,000, respectively, and a $1.2 million decrease in the provision for income taxes.  Included in noninterest expense for the three months ended December 31, 2018 were costs of $2.6 million related to the acquisition of Community First.  Further increasing noninterest expense were costs associated with operating the three new full-service banking offices.

The increase in net interest income in the fourth quarter of 2018 resulted from a $2.0 million increase in interest income due to higher average balances of loans outstanding, partially offset by a $407,000 increase in interest expense due to higher average balances of interest-bearing deposits. The increase in noninterest income resulted primarily from an increase in securities gains.  The decrease in the provision for income taxes resulted from lower net income before provision for income taxes and the impact of the TCJA.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $148.7 million, or 19.8%, to $898.8 million at December 31, 2018 from $750.1 million at December 31, 2017.  Asset growth was driven by an increase in net loans receivable of $130.9 million. Liabilities increased $127.9 million, or 18.5%, to $818.9 million at December 31, 2018 from $691.0 million at December 31, 2017 due to increases in customer deposits and borrowed funds of $106.9 million and $19.4 million, respectively.  The Corporation added approximately $111.6 million in loans and $106.5 million in deposits through the acquisition of Community First.

Total nonperforming assets decreased $443,000 to $3.7 million, or 0.42% of total assets at December 31, 2018, compared to $4.2 million, or 0.56% of total assets at December 31, 2017.

Stockholders’ equity increased $20.8 million, or 35.2%, to $79.9 million at December 31, 2018 from $59.1 million at December 31, 2017 primarily due to $15.6 million of common stock and $4.1 million of preferred stock issued in connection with the acquisition of Community First.  Additionally, retained earnings increased $1.6 million primarily as a result of $4.2 million of net income, partially offset by $2.7 million of common dividends paid and $91,000 of preferred dividends paid.  Partially offsetting these increases, accumulated other comprehensive income decreased $839,000.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 8.9% of total assets.  Book value per common share was $28.09 at December 31, 2018, compared to $26.02 at December 31, 2017.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held Wednesday, April 24, 2019 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania.  The voting record date for the purpose of determining shareholders eligible to vote on proposals presented at the annual meeting will be March 1, 2019.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 20 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2018	2017	2018	2017

Interest income	$9,067	$7,111	$30,962	$26,400
Interest expense	1,669	1,262	5,386	4,493
Net interest income	7,398	5,849	25,576	21,907
Provision for loan losses	300	270	1,280	903
Noninterest income	1,200	1,024	4,208	5,022
Noninterest expense	8,124	4,894	23,660	19,635
Income before provision for income taxes	174	1,709	4,844	6,391
Provision for (benefit from) income taxes	(102)	1,135	633	2,114
Net income	276	574	4,211	4,277
Preferred stock dividends	91	-	91	-
Net income available to common stockholders	$185	$574	$4,120	$4,277

Basic earnings per common share	$0.07	$0.25	$1.73	$1.95
Diluted earnings per common share	$0.07	$0.25	$1.72	$1.93
Dividends per common share	$0.28	$0.27	$1.12	$1.08

Return on average assets (1)	0.12%	0.30%	0.53%	0.59%
Return on average equity (1)	1.39%	3.80%	6.56%	7.52%
Return on average common equity (1)	0.99%	3.80%	6.52%	7.52%
Yield on average interest-earning assets	4.36%	4.02%	4.19%	3.95%
Cost of average interest-bearing liabilities	1.01%	0.88%	0.92%	0.84%
Cost of funds	0.82%	0.72%	0.75%	0.68%
Net interest margin	3.56%	3.32%	3.47%	3.29%
Efficiency ratio	98.54%	68.83%	79.15%	71.49%
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(1) Returns are annualized for the three month periods ended December 31, 2018 and 2017.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	12/31/2018	12/31/2017

Total assets	$898,780	$750,084
Cash and equivalents	17,693	14,374
Securities	97,725	101,167
Loans, net	708,664	577,738
Deposits	761,546	654,643
Borrowed funds	45,350	26,000
Common stockholders' equity	75,802	59,091
Stockholders' equity	79,913	59,091

Book value per common share	$28.09	$26.02

Net loans to deposits	93.06%	88.25%
Allowance for loan losses to total loans	0.91%	1.05%
Nonperforming assets to total assets	0.42%	0.56%
Stockholders' equity to total assets	8.89%	7.88%
Shares of common stock outstanding	2,698,712	2,271,139